KIRKPATRICK & LOCKHART LLP                      1800 Massachussetts Avenue, NW
                                                Second Floor
                                                Washington, DC  20036-1800
                                                202.778.9000
                                                www.kl.com


                                                ARTHUR C. DELIBERT
                                                (202) 778-9042
                                                ADELIBERT@KL.COM



                                  July 12, 2000



Legg Mason Investors Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Investors Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated May 5, 1993. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class and Navigator Class shares of common stock of Legg Mason American Leading Companies Trust, Legg Mason Balanced Trust, Legg Mason U.S. Small-Capitalization Value Trust, and Legg Mason Financial Services Fund, each a series of the Corporation, as well as Class A shares of Legg Mason Financial Services Fund. This opinion is valid with respect to each Class and Series listed in the preceding sentence only during the time that Post-Effective Amendment No. 16 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment, containing a prospectus applicable to that Class and Series, that has become effective.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, either certified or otherwise proven to our satisfaction to be genuine, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation, By-Laws and the terms contemplated by Post-Effective Amendment No. 16 to the Corporation's Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 16 to the Corporation's Registration Statement on Form N-1A (File No. 33-62174) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                  Sincerely,

                                  KIRKPATRICK & LOCKHART LLP



                                  /s/ Kirkpatrick & Lockhart LLP
                                  ------------------------------
                                  By: Arthur C. Delibert